USA Truck Announces Third Quarter Results

VAN BUREN, ARKANSAS    October 21, 2011

USA Truck, Inc. (NASDAQ: USAK) today announced base revenue of $102.6 million for the quarter ended September 30, 2011, an increase of 1.9% from $100.8 million for the same quarter of 2010.  Net loss was $4.3 million, $0.42 per share, for the quarter ended September 30, 2011, compared to net income of $0.6 million, $0.06 per share, for the same quarter of 2010.

Base revenue increased 9.1% to $310.8 million for the nine months ended September 30, 2011, from $284.9 million for the same period of 2010.  We incurred a net loss of $6.4 million, $0.62 per share, for the nine months ended September 30, 2011, compared to a net loss of $1.5 million, $0.15 per share, for the same period of 2010.

Cliff Beckham, President and CEO, made the following statements:

Overview

“The third quarter of 2011 presented several challenges.  These included a major operating system transition, softer than expected freight volumes, and a persistently high number of unmanned tractors.  We were unable to overcome these challenges and produce sufficient revenue to operate profitably.  We have addressed a number of the underlying problems, but we still have work to do in order to achieve sustained profitability.

“We completed our migration to new operating software in our Trucking division during the third quarter. We had planned for a modest reduction of efficiency during the transition, but the magnitude and duration of the disruption was much greater than we had anticipated.  The operating system conversion was complicated by problems with a customized portion of the software.  This software shortcoming hampered our network visibility for several weeks as a solution was developed.  We believe the ripple effects included significant disruption to our load velocity, overly conservative booking of customers' loads, lost freight opportunities, and increased driver turnover.

“Our business environment was softer than in the second quarter.  We felt a modest step-down in overall freight demand in our markets, which we attribute to slower growth in the U.S. economy.  In addition, we began phasing out service on two major accounts, one due to the end of a project and one due to inadequate pricing.  In a softer overall freight market, we had fewer opportunities to replace all of this business with high-quality freight.  Industry-wide, we believe freight demand and trucking capacity are in relative equilibrium, but the spot market is less robust than during the second quarter.  This contributed to a reduction in overall miles and an increase in our percentage of non-revenue miles.

“For the quarter, in our Trucking operations, tractor utilization decreased 13.2% and our empty mile factor increased approximately 200 basis points, to 12.4%, compared with the third quarter of 2010.  Base Trucking revenue per mile was a positive, however, rising approximately 7.2% compared with the third quarter of 2010.  In addition, revenue in our SCS segment (Strategic Capacity Solutions, our freight brokerage service offering) increased 82%, and the amount of gross margin increased 80%.

“From a cost perspective, driver wages, net fuel cost, equipment repairs, and insurance and claims all increased on a per mile basis.  These increases more than offset our increase in Trucking revenue per mile.  In addition, the decrease in tractor utilization less effectively covered our fixed costs, and increased empty miles percentage hurt fuel surcharge recovery as well as overall base revenue per mile.

Balance Sheet and Liquidity

“Our balance sheet remains solid, and we continue to have significant liquidity to operate the business.  At September 30, 2011, we were in compliance with all our debt covenants, and we have $28.2 million available under our revolving credit agreement and $28.8 million available through equipment financing commitments.  During the third quarter of 2011, we reduced the size of our in-service fleet by 49 tractors due to the high unmanned tractor count.  We also reduced our expected tractor purchases for the second half of 2011 from 250 tractors to 155 tractors, which will reduce our expected net capital expenditures for the second half of 2011 from $18.1 million to $10.1 million.

USA Truck, Inc.

Management Team

“We are streamlining our management structure to improve accountability and speed of execution.   Our executive management team has been reduced from nine members at the beginning of the second quarter to seven members at the end of the second quarter, to five members today.  As part of this realignment, we are consolidating accountability for revenue production in our Trucking segment under a single executive officer.  On August 1, 2011, David B. Hartline joined the Company as Chief Operating Officer for Trucking.  During mid-October, after stabilizing our fleet operations, he assumed direct responsibility for all sales, pricing and operations activities in our Trucking segment.  As part of this realignment, the corporate strategy department was eliminated, and management information systems and engineering, which formerly reported to the corporate strategy department, now report to the Chief Financial Officer.

Outlook

“Since August, we have been implementing changes in our operational discipline, market emphasis, customer service, and driver relations to reflect the experience and philosophies of our Chief Operating Officer for Trucking.  Along with the implementation of our new operating system, this has required a significant investment in training our operations personnel.  We believe certain metrics associated with on-time delivery, pre-booking of freight, load planning, freight market selection, and driver miles are beginning to show improvement.  Nevertheless, revenue-related operational measures currently indicate potential softness in fourth quarter operating results.  We caution, however, that it remains too early in the quarter to draw definite conclusions because of the numerous changes underway and the significant operating leverage in our income statement.  Among other factors, changes in revenue items such as base Trucking revenue per mile, seated truck count, and miles per tractor, as well as expense items such as insurance and claims, net fuel cost and equipment maintenance, significantly impact operating results.

“Base Trucking revenue per mile for the first few weeks of October decreased 1.1% from the average of the third quarter of 2011, while average length of haul has remained relatively constant at 509 miles for the first two weeks of October and the third quarter of 2011.

“The number of Company-owned tractors without drivers was approximately 10.0% of the fleet for the third quarter and for the first two weeks of October.

“Miles per seated truck for the first two weeks of October were approximately 3.1% higher than the average for the third quarter of 2011.

“From a cost perspective, the Company has improved its fuel purchasing efficiency, reduced headcount, implemented new maintenance procedures, and identified a wide range of additional cost-saving measures that are expected to contribute to several million dollars of annual savings.  These savings are expected to be phased in over the fourth quarter of 2011.

“Our path forward requires that we perform the basic processes fundamental to our Trucking business.  During the third quarter, we completed our operating system conversion.  We also completed our search for a Chief Operating Officer for Trucking who could bring substantial experience and success in managing regional operations.  Despite the near-term disruptions we have experienced, we believe we have the right systems and leadership to drive future success.  Now it is up to us to execute.”

Response to Celadon Group Schedule 13D

In other news, the Board of Directors has considered the recent Schedule 13D filed by Celadon Group, Inc., including Celadon Group's request for a meeting with USA Truck's management.  Among other factors, the Board of Directors considered the recent management changes and the Board's desire to remain focused on increasing value through operational improvements.  Accordingly, the Board of Directors unanimously decided to decline a meeting at this time.

USA Truck, Inc.

The following table summarizes the results of operations information of USA Truck, Inc. (“Company”) for the three and nine month periods indicated:

USA TRUCK, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	(in thousands, except per share data)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010

Revenue:
Trucking revenue (1)	$84,254	$90,667	$262,940	$260,061
Strategic Capacity Solutions revenue	18,389	10,103	47,829	24,816
Base revenue	102,643	100,770	310,769	284,877
Fuel surcharge revenue	27,494	17,996	82,438	53,194
Total revenue	130,137	118,766	393,207	338,071

Operating expenses and costs:
Fuel and fuel taxes	33,397	28,249	104,456	83,860
Salaries, wages and employee benefits	34,423	33,418	102,229	98,728
Purchased transportation	32,213	20,977	89,073	55,577
Depreciation and amortization	12,390	12,612	37,491	37,246
Operations and maintenance	11,650	9,963	31,942	25,931
Insurance and claims	5,581	5,236	17,145	16,831
Operating taxes and licenses	1,345	1,427	4,118	4,232
Communications and utilities	1,103	1,004	3,136	2,969
Gain on disposal of revenue equipment, net	(648)	(45)	(2,904)	(88)
Other	4,542	3,609	13,350	10,931
Total operating expenses and costs	135,996	116,450	400,036	336,217
Operating (loss) income	(5,859)	2,316	(6,829)	1,854

Other expenses (income):
Interest expense	877	931	2,440	2,643
Other, net	(174)	(79)	(210)	100
Total other expenses, net	703	852	2,230	2,743
(Loss) income before income taxes	(6,562)	1,464	(9,059)	(889)
Income tax (benefit) expense	(2,257)	878	(2,636)	621

Net (loss) income	$(4,305)	$586	$(6,423)	$(1,510)

Net (loss) earnings per share information:
Average shares outstanding (Basic)	10,294	10,297	10,304	10,294
Basic (loss) earnings per share	$(0.42)	$0.06	$(0.62)	$(0.15)

Average shares outstanding (Diluted)	10,294	10,312	10,304	10,294
Diluted (loss) earnings per share	$(0.42)	$0.06	$(0.62)	$(0.15)

(1)	Includes Intermodal revenue.

USA Truck, Inc.

The following table presents key operating results and statistics:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Trucking:
Operating (loss) income (in thousands) (1)	$(7,733)	$1,183	$(12,310)	$(579)
Operating ratio (2)	109.1%	98.7%	104.7%	100.2%
Total miles (in thousands) (3)	53,640	61,852	170,148	183,958
Empty mile factor	12.4%	10.3%	11.1%	10.0%
Weighted average number of tractors (4)	2,342	2,345	2,341	2,340
Average miles per tractor per period	22,904	26,376	72,682	78,614
Average miles per tractor per week	1,743	2,007	1,864	2,016
Average miles per trip	507	546	532	547
Base Trucking revenue per tractor per week	$2,737	$2,942	$2,880	$2,850
Number of tractors at end of period (4)	2,284	2,366	2,284	2,366
Strategic Capacity Solutions:
Operating income (in thousands) (1)	$1,874	$1,133	$5,481	$2,433
Gross margin percentage (5)	14.7%	15.6%	15.4%	14.9%

(1)           Operating (loss) income is calculated by deducting total operating expenses from total revenues.
(2)	Operating ratio is calculated by dividing total operating expenses, net of fuel surcharge, by base revenue.
(3)           Total miles include both loaded and empty miles.
(4)	Tractors include Company-operated tractors in service plus tractors operated by independent contractors.
(5)
Gross margin percentage is calculated by taking total base revenue, less purchased transportation expense net of fuel surcharge revenue and dividing that amount by total base revenue.  This calculation includes intercompany revenues and expenses.

USA Truck, Inc.

The following table reflects the condensed financial position of the Company as of the dates indicated:

	(in thousands)
	September 30,	December 31,
	2011	2010
Assets
Current assets:
Cash	$905	$2,726
Receivables, net	67,291	47,983
Inventories	2,508	2,080
Prepaid expenses and other current assets	13,620	12,885
Total current assets	84,324	65,674

Property and equipment, at cost	437,536	423,115
Accumulated depreciation and amortization	(168,268)	(163,867)
Property and equipment, net	269,268	259,248
Note receivable	2,031	2,048
Other assets	486	415
Total assets	$356,109	$327,385

Liabilities and Stockholders’ Equity
Current liabilities:
Bank drafts payable	$5,287	$4,233
Trade accounts payable	22,288	16,691
Current portion of insurance and claims accruals	5,145	4,725
Accrued expenses	10,149	8,401
Note payable	--	1,009
Current maturities of long-term debt and capital leases	26,078	18,766
Deferred income taxes	1,090	1,094
Total current liabilities	70,037	54,919

Deferred gain	613	618
Long-term debt and capital leases, less current maturities	102,068	79,750
Deferred income taxes	48,127	50,782
Insurance and claims accruals, less current portion	3,909	3,608
Total stockholders’ equity	131,355	137,708
Total liabilities and stockholders’ equity	$356,109	$327,385

Selected other financial information:
(in thousands)
Nine Months Ended September 30,
2011		2010
Net cash provided by operating activities	$12,089	$34,299
Capital expenditures, net	43,544	27,316

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements generally may be identified by their use of terms or phrases such as “expects,” “estimates,” “anticipates,” “projects,” “believes,” “plans,” “goals,” “intends,” “may,” “will,” “should,” “could,” “potential,” “continue,” “future,” and terms or phrases of similar substance.  Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.  Accordingly, actual results may differ from those set forth in the forward-looking statements.  Readers should review and consider the factors that may affect future results and other disclosures by the Company in its press releases, Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.  In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this press release might not occur.

All forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by this cautionary statement. In particular, we call to your attention that the "Outlook" section of this press release contains forward-looking statements. In addition to the risk factors listed in our Form 10-K, the following risks are associated with the statements in that section:  our Chief Operating Officer is new and is implementing different operating procedures than we have used in the past, and we might not successfully implement those procedures, we may require additional training or different personnel to implement the procedures, all of which may result in additional expense, delays in obtaining results, or disruptions to our operations; customer service and driver management changes, as well as economic or competitive factors, may impair our ability to increase miles per tractor, system velocity, seated truck count, and base revenue per mile, all of which could negatively impact our revenue and ability to operate profitably; and we may not achieve the cost savings associated with all of the opportunities we have identified.

References to the “Company,” “we,” “us,” “our” and words of similar import refer to USA Truck, Inc. and its subsidiary.

USA Truck is a dry van truckload carrier transporting general commodities via our General Freight and Dedicated Freight service offerings.  We transport commodities throughout the continental United States and into and out of portions of Canada.  We also transport general commodities into and out of Mexico by allowing through-trailer service from our terminal in Laredo, Texas.  Our Strategic Capacity Solutions operating segment provides customized transportation solutions using our technology and multiple modes of transportation including our assets and the assets of our partner carriers.

This press release and related information will be available to interested parties at our web site, http://www.usa-truck.com under the “News Releases” tab of the “Investors” menu.

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Contact: CLIFF BECKHAM, President and Chief Executive Officer – (479) 471-2600